EXHIBIT D-5

                                  PENNSYLVANIA
                            PUBLIC UTILITY COMMISSION
                            HARRISBURG, PA 17105-3265

                                           Public Meeting held December 18, 2003

Commissioners Present:

      Terrance J. Fitzpatrick, Chairman
      Robert K. Bloom, Vice Chairman
      Glen R. Thomas
      Kim Pizzingrilli
       Wendell F. Holland

Application and Affiliated Interest                     Docket Numbers:
Agreement of Pennsylvania Electric                      A-110400 F0044
Company for approval of the                             G-00031027
transactions related to the sale of
undivided interests in accounts
receivable to a special purpose
affiliate


                                      ORDER

BY THE COMMISSION:

     On October 27, 2003, Pennsylvania Electric Company (Penelec) filed pursuant to Chapter 11 and Chapter 21 of the Pennsylvania Public Utility Code, 66 Pa. C.S. Sections 1101, et seq. and 66 Pa. C.S. Sections 2101, et seq., respectively, an application for approval of the sale of undivided interests in accounts receivable (Receivables) to a newly formed wholly owned special purpose entity (SPE), for the formation of the SPE by Penelec, and for affiliated transactions related to the sale of Receivables.

     The instant application also seeks relief for the registration of a securities certificate in the event that the proposed transactions may be viewed to constitute a form of indebtedness. Penelec provided proof of compliance with our regulations at 52 Pa. Code Section 5.14, relating to applications requiring notice. Further notice was not required and no protest period was established. No protests or comments have been received.


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     On December 4, 2003, Penelec filed a supplement to the instant application.
The supplement included the form of the agreements that will be entered into as part of the sale of Receivables. Based on those agreements, Penelec determined that the registration of a securities certificate was not necessary since the sale of Receivables is intended to be a true sale and the termination date for each of the Receivables' arrangements will be 364 days. We agree that a securities certificate is not necessary for the evidence of indebtedness for which the date of maturity is set at a period of less than one year from the date of its execution.

     Through the instant application, Penelec requests authorization to sell its Receivables at a discount to its wholly owned SPE. The sale of Receivables is intended to be a true sale in that it provides the SPE with the full benefits of ownership. Penelec and the SPE do not intend these transactions to be, or for any purpose to be characterized as, loans from the SPE to Penelec. Furthermore, Penelec will not have any obligation to repurchase the Receivables that have been sold to the SPE.

     The SPE will fund its purchases of Receivables by selling, on a revolving basis, undivided ownership interests in the Receivables to one or more investment companies administered by Bank One, NA and/or to Bank One, NA and the other committed funded entities (Financial Institutions). The maximum investment in Receivables at any time will not exceed $75,000,000. The Financial Institutions will sell commercial paper to fund the purchase of the Receivables.

     The proposed sale of Receivables will have no effect on the service provided to Penelec's customers. Penelec will continue to bill and collect all its utility service accounts receivable in accordance with its current credit and collection policies.


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     Through the sale of Receivables, Penelec will gain indirect access to the commercial paper market which should result in financing costs that would be lower than the cost of conventional financing. Penelec will use the funds for general corporate purposes.

     Our review of the subject application leads us to conclude that the proposed sale of Receivables is necessary or proper for the service, accommodation, convenience, or safety of the public and thus the application should be approved; THEREFORE,

     IT IS ORDERED:

     1. That the application of Pennsylvania Electric Company at A-110400 F0044 and G-00031027 for approval of the transactions related to the sale of an undivided interest in accounts receivable to a newly formed special purpose affiliate of Pennsylvania Electric Company is hereby approved, and that certificates of public convenience be issued evidencing such approvals.

     2. That within 30 days of the effective date of the sale of accounts receivable, Pennsylvania Electric Company file with this Commission a copy of the agreement governing such sale in the form in which it is executed.

     3. That if it is determined that the instant transaction will not occur, Pennsylvania Electric Company shall promptly file with this Commission notice of such determination.


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     4. That the sale of accounts of receivable authorized in Paragraph No. 1, above, is subject to audit by the Commission's Bureau of Audits.



                                          BY THE COMMISSION,

                                          /s/ James J. McNulty
                                          James J. McNulty
                                          Secretary


(SEAL)


ORDER ADOPTED:  December 18, 2003

ORDER ENTERED:  December 18, 2003


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